Exhibit 99.1

FOR IMMEDIATE RELEASE
Company Contact: Mark Turfler SVP/CFO (858) 549-6340 rfi@rfindustries.com	Investor Contact: Robert Jacobs Jacobs Consulting (310) 927 3108 robert.jacobs@jacobscon.com

RF Industries’ Q4 and Annual Sales, Net Income and EPS Increase

San Diego, California, January 24, 2018 -- RF Industries, Ltd. (NASDAQ: RFIL) today announced results for the fourth quarter and fiscal year ended October 31, 2017.

•	Full year 2017 growth in Revenue, Gross Profit, and EPS over 2016
•	Fiscal 2017 Net Income $0.04 per Diluted Share versus Fiscal 2016 Loss
•	Revenue & operating margin increased 4th consecutive quarter and year-over-year
•	Gross profit increased to 30.3% from 24.3% in the fourth quarter last year
•	Net income increased $3.3 million over fourth quarter last year
•	Diluted EPS of $0.03 vs. loss of $0.34 in the fourth quarter last year
•	Improved cash flow and higher working capital
•	Paid quarterly dividend of $.02/share; 30th consecutive quarter of paid dividends

	FY 2017		FY 2016
Net sales	$31.0	M	$30.2	M
Diluted EPS	$0.04		$(0.47)
Operating margin	1.2%		(15.5)%
Cash balance	$6.0	M	$5.3	M

	Q4 2017		Q4 2016		Q3 2017		Q2 2017		Q1 2017
Net sales	$8.9	M	$8.1	M	$7.8	M	$7.6	M	$6.7	M
Diluted EPS	$0.03		$(0.34)		$0.02		$0.01		$(0.02)
Operating margin	5.4%		(41.7%)		2.4%		0.1%		(5.4)%
Cash balance	$6.0	M	$5.3	M	$5.5	M	$4.3	M	$4.4	M

Message from Robert Dawson, President and CEO:

We are extremely pleased to report a solid Q4 to finish out FY17 with sales increasing for the fourth consecutive quarter and year-over-year. The continued increase in profitability in Q4 allowed us to produce $.04 in EPS for 2017 and overall revenue and earnings growth over 2016.

As I stated in the Q3 earnings release, our focus has been on increasing sales while maintaining the cost controls that were previously implemented. We managed to successfully do that in Q4 which resulted in improved operating margins and increased operating cash flows.

We have built significant momentum in the last several months which has helped create some very positive energy within the Company. We remain optimistic about our ability to leverage new go-to-market strategies and channel models to deliver continued profitable growth.

Subsequent to our year ended October 31, 2017, we have driven increased net sales across all divisions which has led to a significant increase in our backlog. As a result, we expect double-digit growth in net sales for the current quarter ending January 31, 2018 compared to the same period last year.

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7610 Miramar Road, San Diego, CA 92126-4202 ● (858) 549-6340 ● (800) 233-1728 ● FAX (858) 549-6345

E-mail: rfi@rfindustries.com ● Internet: www.rfindustries.com

RF Industries’ Q4 and Annual Sales, Net Income and EPS Increase

January 24, 2018

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Fourth Quarter Results

Net sales for the fourth quarter of fiscal 2017 increased 10% to $8.9 million over the same quarter last year. Net sales at the RF Connector and Cable Assembly (RF Connector) segment increased $0.6 million, or 22%, compared to the same quarter last year while our Custom Cabling and Manufacturing (Custom Cabling) segment sales increased 4% to $5.5 million over the comparable prior year period.

Gross profit for the fourth quarter fiscal 2017 increased 37% to $2.7 million and improved to 30% of sales from 24% of sales in the same quarter last year. Selling and general expenses declined $0.3 million, or 12%, and were only 23% of sales compared to 28% of sales in the same quarter last year. Total operating expenses for the fourth quarter of fiscal 2017 declined by $3.1 million from the same quarter last year. Even excluding the impact of the one-time $2.8 million goodwill and intangible impairment charge that was included in fourth quarter fiscal 2016, total operating expenses in the fourth quarter of fiscal 2017 declined $0.3 million.

Operating income benefitted from the sales gain, improved gross margin and lower operating expenses, increasing $3.9 million to an operating profit of $0.5 million compared to an operating loss of $3.4 million in the fourth quarter of fiscal 2016. Net income for the quarter was $0.3 million, or $0.03 per diluted share, compared to a net loss of $3.0 million, or $0.34 per share.

Fiscal 2017 Results

Net sales for fiscal 2017 increased 2% to $31.0 million compared to $30.2 million in fiscal 2016. RF Connector sales increased 23%, to $11.5 million compared to $9.3 million in fiscal 2016. Although Custom Cabling sales for fiscal 2017 declined 7%, to $19.5 million in fiscal 2016, second half 2017 sales increased $1.3 million or 14% over the first half sales of $9.1 million.

The Company’s overall fiscal 2017 gross margin of 28% remained relatively unchanged from fiscal 2016. However, the second half of fiscal 2017 gross margin of 29% increased nearly 3% over the first half 2017 gross margin due largely to improved sales results during the 2nd half 2017.

Overall selling and general expenses for fiscal 2017 declined 22%, or $2.1 million as compared to fiscal 2016. This reduction in operating expenses, coupled with higher sales, resulted in a $5.1 million swing in operating profit, to $0.4 million, from an operating loss of $4.7 million in fiscal 2016. Excluding the one-time goodwill and intangible impairment write-off in fiscal 2016, operating income increased $2.2 million, to $0.4 million, from an operating loss of $1.8 million in fiscal 2016. Net income for fiscal 2017 improved to $0.4 million, or $0.04 per diluted share, compared to a net loss of $4.1 million, or $0.47 per share, in fiscal 2016.

Balance Sheet Data

At October 31, 2017, the Company reported working capital of $13.2 million, including cash and cash equivalents of $6.0 million, a current ratio of 4.7-to-1, no outstanding debt, and stockholders' equity of $21.3 million. During fiscal 2017, the Company paid out cash dividends of $0.08 per share, or $0.7 million.

Conference Call and Webcast

The Company has scheduled a conference and webcast today, January 24, 2018, at 4:00 p.m. EST to discuss its results for the fourth quarter and fiscal 2017. To participate, the dial-in numbers for the call are (800) 239-9838 or (323) 794-2551 and the passcode is #5521366. A simultaneous webcast can be accessed from the Investor Information page at www.rfindustries.com. A replay of the call will be available after 5:30 p.m. EST at this same Internet address. For a telephone replay, dial (844) 512-2921 or (412) 317-6671, replay pin #5521366, after 5:30 p.m. EST.

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RF Industries’ Q4 and Annual Sales, Net Income and EPS Increase

January 24, 2018

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About RF Industries

RF Industries designs and manufactures a broad range of interconnect products across diversified, growing markets including wireless/wireline telecom, data communications and industrial. The Company's products include RF connectors, coaxial cables, wire harnesses, fiber optic cables, custom cabling and data center equipment. The Company is headquartered in San Diego, California with operations in New York, Connecticut and New Jersey. Please visit the RF Industries website at www.rfindustries.com.

Forward-Looking Statements

This press release contains forward-looking statements with respect to future events, including higher sales, increased future demand for the Company’s products, and improved profitability, which are subject to a number of factors that could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to: changes in the telecommunications industry, the Company's reliance on certain distributors for a significant portion of anticipated revenues, the Company’s ability to penetrate the Distributed Antenna Systems (DAS) market, its ability to expand its OEM relationships, the success it has with newly designed solutions for fiber optics, cable assemblies and DAS components and its ability to successfully reduce its operating expenses as planned. Further discussion of these and other potential risk factors may be found in the Company's public filings with the Securities and Exchange Commission (www.sec.gov) including its Form 10-K. All forward-looking statements are based upon information available to the Company on the date they are published and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or new information after the date of this release.

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RF INDUSTRIES, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED) (in thousands, except share and per share amounts)

	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2017	2016	2017	2016

Net sales	$8,899	$8,082	$30,964	$30,241
Cost of sales	6,204	6,121	22,242	21,778

Gross profit	2,695	1,961	8,722	8,463

Operating expenses:
Engineering	202	190	845	747
Selling and general	2,013	2,299	7,506	9,560
Goodwill and other intangible impairment	--	2,844	--	2,844
Total operating expenses	2,215	5,333	8,351	13,151

Operating income (loss)	480	(3,372)	371	(4,688)

Other income	6	9	29	5

Income (loss) from continuing operations before provision (benefit) for income taxes	486	(3,363)	400	(4,683)

Provision (benefit) for income taxes	188	(322)	134	(652)

Income (loss) from continuing operations	298	(3,041)	266	(4,031)

Income (loss) from discontinued operations, net of tax	7	16	116	(58)

Net income (loss)	$305	$(3,025)	$382	$(4,089)

Earnings (loss) per basic and diluted share:
Continuing operations	$0.03	$(0.34)	$0.03	$(0.46)
Discontinued operations	0.00	0.00	0.01	(0.01)

Net income (loss) per share	$0.03	$(0.34)	$0.04	$(0.47)

Weighted average shares outstanding:
Basic	8,855,858	8,834,747	8,840,895	8,786,510
Diluted	9,015,412	8,834,747	8,915,764	8,786,510

RF INDUSTRIES, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	October 31.
	2017	2016
	(audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$6,039	$5,258
Trade accounts receivable, net	3,901	4,077
Inventories, net	6,109	6,022
Other current assets	744	1,436

TOTAL CURRENT ASSETS	16,793	16,793

Property and equipment, net	711	828
Goodwill	3,219	3,219
Amortizable intangible assets, net	3,030	3,619
Non-amortizable intangible assets	1,237	1,237
Other assets	70	141

TOTAL ASSETS	$25,060	$25,837

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$1,356	$1,138
Accrued expenses	2,242	2,770

TOTAL CURRENT LIABILITIES	3,598	3,908

Deferred tax liabilities, net	119	409
Other long-term liabilities	-	128

TOTAL LIABILITIES	3,717	4,445

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, authorized 20,000,000 shares of $0.01 par value;
8,872,246 and 8,835,483 shares issued and outstanding at October 31, 2017 and October 31, 2016, respectively	89	88
Additional paid-in capital	19,654	19,379
Retained earnings	1,600	1,925

TOTAL STOCKHOLDERS' EQUITY	21,343	21,392

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$25,060	$25,837